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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made and entered into as of the 10th day of August, 2004, by and between EMAGEON INC., a Delaware corporation (the "Company"), and CHARLES A. JETT, JR., an individual resident of the State of Alabama (the "Executive"), the terms and conditions of which are as follows:

SECTION 1. EFFECTIVE DATE; TERM OF EMPLOYMENT

         (a) The Company shall employ Executive as Chief Executive Officer during the term of his employment, subject to the terms and conditions set forth in this Employment Agreement, and Executive hereby accepts such employment.

         (b) The effective date of this Employment Agreement (the "Effective Date") shall be August 10, 2004.

         (c) Unless extended under Section 1(d) below or unless earlier terminated as provided herein, Executive's employment under this Employment Agreement shall be for a rolling, two year term (the "Term") commencing on the Effective Date, and shall be deemed to automatically, without further action by either the Company or Executive, extend each day for an additional day, such that the remaining term of the Employment Agreement shall continue to be two years; provided, however, that either party may, by written notice to the other, cause this Employment Agreement to cease to extend automatically and, upon such notice, the "Term" of this Employment Agreement shall be the two years following the date of such notice. If no such notice to cease to extend has been given and the Executive's employment is terminated by the Executive for Good Reason or by the Company without Cause, for purposes of calculating the Severance Period as defined in Section 5(c)(2) below, the remaining Term of this Employment Agreement shall be deemed to be two years from the Executive's Date of Termination.

         (d) If a Change in Control (as defined in Section 4(g) below) occurs prior to the effective date of a registration statement on Form S-1 for the initial public offering of the common stock of the Company, then, as of the date of such Change in Control, the Term shall automatically extend to be a rolling, three year period, subject to the renewal and other provisions of Section 1(c) above after substituting "three years" for "two years" wherever such term appears in Section 1(c).

SECTION 2. POSITION AND DUTIES AND RESPONSIBILITIES

         (a) Position. Executive shall be the Chief Executive Officer of the Company.

         (b) Duties and Responsibilities. Executive's duties and responsibilities shall be those normally associated with an executive officer's position of chief executive officer, plus any additional duties and responsibilities that the Board of Directors of the Company (the "Board") from time to time may assign orally or in writing to Executive. Executive shall report to the Board and shall have such powers as may be delegated to him by the Board. Executive shall undertake to perform all Executive's duties and


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responsibilities for the Company in good faith and on a full-time basis and shall at all times act in the course of Executive's employment under this Employment Agreement in the best interest of the Company, provided that Executive may serve on corporate, civic, educational or charitable boards or committees, if such service does not materially conflict with or impair Executive's ability to discharge his fiduciary and other responsibilities to the Company under this Employment Agreement and applicable law.

SECTION 3. COMPENSATION AND BENEFITS

         (a) Base Salary. Executive's initial base salary shall be Two Hundred and Fifty Thousand Dollars ($250,000) per year ("Base Salary"), which Base Salary shall be payable in accordance with the Company's standard payroll practices and policies for executive officers and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. The Base Salary shall be subject to periodic increases (but not decreases) as determined by the Board.

         (b) Annual Bonus and Other Incentive Compensation. During the Term, Executive shall be eligible to receive an annual bonus based upon achieving targeted financial objectives or other performance goals, in accordance with the annual bonus plan established by the Board. Executive shall also be eligible to participate in such other annual bonus and incentive compensation programs as the Board shall make available to executive officers.

         (c) Employee Benefit Plans. Executive shall be entitled to participate in the employee benefit plans, programs and policies (including health, life, disability, dental and retirement plans) maintained by the Company that cover executive officers in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.

         (d) Vacation. Executive shall be entitled to paid time off for vacation, illness, holidays and personal reasons in accordance with the Company's plans, policies and practices in effect from time to time for executive officers, and any such paid vacation shall be taken at such time or times so as not to materially and adversely interfere with the business of the Company.

         (e) Business Expenses. Executive shall have the right to be promptly reimbursed for Executive's reasonable and appropriate business expenses which Executive incurs in connection with the performance of Executive's duties and responsibilities under this Employment Agreement in accordance with the Company's expense reimbursement policies and procedures for its executive officers.

         (f) Directors' and Officers' Insurance. Effective as of the Effective Date, the Company shall take all reasonable steps to ensure that Executive has been provided with adequate coverage under a directors' and officers' liability insurance policy.

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SECTION 4. TERMINATION OF EMPLOYMENT

         (a) Death. Executive's employment shall terminate automatically upon Executive's death.

         (b) Disability. The Company shall have the right to terminate Executive's employment on or after the date Executive incurs a Disability. The term "Disability" as used in this Employment Agreement shall have the meaning ascribed to such term in the Company's long-term disability plan covering the Executive, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). The existence of a Disability shall be determined by the Board in good faith.

         (c) Termination by the Company. The Company may terminate Executive's employment at any time with or without Cause. The term "Cause" as used in this Employment Agreement shall mean any of the following reasons:

                (1) Executive's willful and continued breach of his duties after written demand for performance has been made (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations);

                (2) Executive's willfully engaging in illegal conduct or gross misconduct that is demonstrably and materially injurious to the Company;

                (3) Executive's material breach of this Employment Agreement, any other material agreement with the Company, or any Company policy, where such breach proves to be demonstrably and materially injurious to the Company;

                (4)     Executive's breach of any of the covenants contained in
         Section 7 of this Employment Agreement relating to confidentiality, non-solicitation or non-competition; or

                (5) Executive's conviction of a felony or a serious misdemeanor involving moral turpitude, theft or dishonesty.

         With respect to paragraphs (1), (2) and (3) above, Executive shall not be deemed to have been involuntarily terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in paragraphs (1), (2), or (3) and specifying the particulars thereof in detail. For purposes of this Employment Agreement, no act or failure to act by Executive shall be deemed to be "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company.

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         (d)    Termination by the Executive. The Executive shall have the right to resign at any time, with or without Good Reason. The term "Good Reason" shall mean the occurrence (without Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, or, under paragraph (6) below, the Executive's act, unless, in the case of any Company act or failure to act described below, such act or failure to act is corrected by the Company prior to the Date of Termination specified in the notice of termination given in respect thereof:

                (1) a material reduction in Executive's duties or responsibilities; provided, however, that the fact that Executive's employment after a Change in Control shall be with a non-publicly traded subsidiary of an entity resulting from or surviving the Change in Control, if that is the case, shall not of itself be deemed a material diminution in Executive's duties or responsibilities for purposes of this paragraph;

                (2)      a reduction in Executive's Base Salary or target bonus;

                (3) the failure by the Company to maintain a benefit program (or to provide a substitute benefit program) that is material to Executive's overall compensation;

                (4) the relocation of Executive's office or the Company's headquarters from its location on the Effective Date to a location more than 35 miles away;

                (5) the Company's material breach of any other provision of this Employment Agreement; or

                (6) any termination by Executive for any reason or no reason during the 60-day period following the consummation of a Change in Control (as defined in subsection (g) below) or during the 30-day period beginning on the first anniversary of the Change in Control; provided, however, that the Executive may not terminate for Good Reason during the 60-day period following the Change in Control if the acquiring entity or the Board (immediately prior to or immediately following) the Change in Control requests that Executive remain employed for the twelve month period following the Change in Control and agrees not to give notice to Executive during such period that the Term will cease to extend automatically as provided in Section 1(c) above.


         Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness, except for a Disability as defined in subsection (b) above. Except with respect to the 60-day and 30-day periods in paragraph (6) above, Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         Any claim of Good Reason shall be communicated by the Executive to the Company in writing and shall specifically identify the factual details concerning the event(s) giving rise to Executive's claim of Good Reason under this Section 4(d). The

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Company shall have an opportunity to cure any claimed event of Good Reason prior to the specified Date of Termination.

         (e) Expiration of Term. Executive's employment shall automatically terminate upon the expiration of the Term of this Employment Agreement.

         (f) Date of Termination. Executive's Date of Termination shall be the earliest to occur of (i) the date specified in the notice of termination (which, unless otherwise required by this Employment Agreement, may be immediate) as the date upon which Executive's employment with the Company is to cease, (ii) the date of Executive's death, (iii) in the event of Executive's Disability, the date determined by the Board, or (iii) the last day of the Term of this Employment Agreement. In the case of termination by Executive for Good Reason, the Date of Termination shall not be less than thirty (30) days nor more than sixty (60) days from the date the notice of termination is given. In the case of a voluntary termination by Executive without Good Reason, the Date of Termination shall not be less than sixty (60) days from the date the notice of termination is given, unless the Company specifies an earlier Date of Termination.

         (g) Change in Control. For purposes of this Employment Agreement, a "Change in Control" shall mean any of the following events:

                  (1) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any "person" (such term for purposes of this Section 6 being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

                  (2) any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (i) 50% or more of the then-outstanding shares of common stock of the Company ("Company Common Stock") or (ii) securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of directors (the "Company Voting Securities"); provided, however, that for purposes of this paragraph (2), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change of Control: (A) an acquisition directly from the Company, (B) an acquisition by the Company or a subsidiary of the Company, (C) an acquisition by

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         any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (3) below); or

                  (3) the consummation of a recapitalization, reorganization, merger, consolidation, statutory share exchange or similar form of transaction involving the Company or a subsidiary of the Company (a "Reorganization"), or the sale or other disposition of all or substantially all of the Company's assets (a "Sale") or the acquisition of assets or stock of another entity (an "Acquisition"), unless immediately following such Reorganization, Sale or Acquisition:
         (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from or surviving such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets or stock either directly or through one or more subsidiary entities, the "Surviving Entity") in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

                  (4) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 5. OBLIGATIONS OF THE COMPANY UPON TERMINATION

         (a) Termination for Death, Disability, Cause or Expiration of Term. If Executive's employment terminates because of the Executive's death or Disability or the expiration of the Term of this Employment Agreement, or if the Company terminates the Executive's employment for Cause, the Company's only obligation under this Employment Agreement shall be to pay Executive, or, if Executive dies, Executive's estate, any earned but unpaid Base Salary then in effect under Section 3(a), through

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Executive's Date of Termination; provided that Executive shall have such rights under the Company's benefit plans as are provided in such plans.

         (b) Executive's Voluntary Termination Without Good Reason. If the Executive resigns his employment without Good Reason, the Company's only obligation under this Employment Agreement shall be to pay Executive any earned but unpaid Base Salary then in effect under Section 3(a), through Executive's Date of Termination; provided that Executive shall have such rights under the Company's benefit plans as are provided in such plans.

         (c) Termination by Company Without Cause; Termination by Executive For Good Reason. If the Company terminates Executive's employment other than for Cause, death or Disability or if Executive resigns for Good Reason, the Company shall (in lieu of any severance benefits under any Company severance program) pay or provide to Executive compensation and benefits as follows:

                  (1) Executive will continue to receive his Base Salary as then in effect through his Date of Termination.

                  (2) Executive shall receive, no later than 30 days after Executive's Date of Termination, a lump sum payment equal to (i) Executive's monthly Base Salary plus 1/12 of Executive's target annual bonus for the year in which Executive's Date of Termination occurs, calculated as if all target financial and other performance goals were attained, multiplied by (ii) the number of months in the Severance Period. The "Severance Period" shall be the period commencing on the Date of Termination and extending the greater of 12 months or the remaining Term of the Employment Agreement; provided, however, if Executive terminates for Good Reason pursuant to Section 4(d)(6), the Severance Period shall be 12 months.

                  The lump sum payment under this paragraph (2) shall not alter the amounts Executive is entitled to receive under the benefit plans described in paragraph (3) below. Benefits under such plans shall be determined as if Executive had continued to receive his Base Salary over the applicable Severance Period rather than in a lump sum.

                  (3) The group health and dental care (including any executive medical plan) and group term life insurance benefits coverages provided to Executive at his Date of Termination shall be continued at the same level as for active executives and in the same manner as if his employment under this Employment Agreement had not terminated, beginning on the Date of Termination and continuing for the Severance Period. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this paragraph (3), or

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         the laws applicable to such plan do not permit continued participation by Executive, then the Company will arrange for other coverage(s) satisfactory to Executive at the Company's expense which provides substantially similar benefits or, at Executive's election, will pay Executive a lump sum amount equal to the costs of such coverage(s) for the applicable Severance Period.

                  For purposes of any individual executive life insurance policy (or policies) maintained by the Company for Executive, the Company shall continue to pay the premiums for such policy or policies during the Severance Period.

                  (4) Executive will become fully vested in all stock options, stock appreciation rights, restricted stock and restricted stock units held by the Executive as of the Executive's Date of Termination. To the extent necessary, this Employment Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award.

                  (5) Except as expressly provided herein, all other fringe benefits provided to Executive as an active employee of the Company (e.g., long-term disability, AD&D, etc.), shall cease on his Date of Termination (except to the extent Executive has already qualified for benefits under any such program), provided that any conversion or extension rights applicable to such benefits shall be made available to Executive at his Date of Termination or when such coverages otherwise cease.

         (d) Full Settlement; No Obligation to Mitigate. The Company's obligation to make the payments provided for in this Employment Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Employment Agreement and, except as explicitly provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

SECTION 6. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

         (a) Anything in this Employment Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any

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interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm selected by Executive (other than the Company's regular accounting firm) and reasonably acceptable to the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 6, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 6(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

         (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (1) give the Company any information reasonably requested by the Company relating to such claim,

                  (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

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                  (3)      cooperate with the Company in good faith in order
         effectively to contest such claim, and

                  (4) permit the Company to participate in any proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall, if permitted by law, advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 6(c) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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SECTION 7. COVENANTS BY EXECUTIVE.

         (a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 7 is to protect legitimate business interests of the Company, as more fully described below, and is not intended in an unreasonable manner to impair or infringe upon Executive's right to work or earn a living after termination or expiration of this Employment Agreement. Executive hereby acknowledges that Executive has received and will continue to receive good and valuable consideration for the restrictions set forth in this Section 7 in the form of the compensation and benefits provided for herein as well as other consideration. Therefore, Executive shall be subject to the restrictions set forth in this Section 7.

         (b)      Definitions. The following capitalized terms used in this
Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and plural forms of such terms:

                  (1) "Competitive Services" means the business of providing intelligent visual medical systems, and providing enterprise-level information technology solutions for the clinical analysis and management of digital medical images. A "Company Competitor" is a Person that sells, licenses or otherwise offers Competitive Services to its customers, clients or end users.

                  (2) "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

                  (3) "Principal or Representative" means a principal, owner, partner, stockholder, joint venturer, investor, lender, member, trustee, director, advisor, officer, manager, employee, agent, representative or consultant.

                  (4) "Protected Customers" mean customers of the Company within the United States or prospective customers of the Company within the United States that have been actively solicited by the Company. After Executive's Date of Termination, Protected Customers shall include only those customers and prospective customers of the Company with whom Executive had material contact during his employment with the Company (with "material contact" meaning direct personal contact or direct supervisory contact with other employees or personnel of the Company who in turn had direct personal contact with the prospective customers), or about whom Executive learned or had ready access to Confidential Information, during the one year period immediately prior to the Date of Termination of the Executive.

                  (5) "Restricted Period" means the period of time beginning on the Effective Date and ending on the later of the date that is (a) twelve months after Executive's Date of Termination or (b) the last day of the Severance Period (as such term is defined in Section 5(c)(2)).

         (c)      The Company's Property.

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                  (1)      Upon the termination of Executive's employment for
         any reason or, if earlier, upon the Company's request, Executive shall promptly return all "Property" which had been entrusted or made available to Executive by the Company.

                  (2) The term "Property" means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive's employment by the Company and, if applicable, any of its affiliates (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive's employment which relate to the Company business, products or services.

         (d)      Trade Secrets.

                  (1) Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company, and any of its affiliates, and will not directly or indirectly use or disclose, any "Trade Secret" that Executive may have acquired during the term of Executive's employment by the Company or any of its affiliates for so long as such information remains a Trade Secret.

                  (2) The term "Trade Secret" means information, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by any other person who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy.

                  (3) This Section 7(d) and Section 7(e) are intended to provide rights to the Company which are in addition to, and not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of Trade Secrets. Any provision under applicable trade secret law that provides the Company with more liberal or generous protection of its Trade Secrets shall prevail over any narrower protection afforded by this Agreement.

         (e)      Confidential Information.

                  (1) Executive, while employed under this Employment Agreement and thereafter during the Restricted Period, shall hold in a fiduciary capacity for the benefit of the Company and any of its affiliates, and shall not directly or indirectly use or disclose, any "Confidential Information" that Executive may have acquired (whether or not developed or compiled by Executive and whether or not

         Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive's employment by the Company or any of its affiliates. Notwithstanding anything to the contrary in this Agreement, the foregoing durational limitation shall not apply to any Confidential Information that constitutes a "Trade Secret" and Executive's obligation to hold in confidence and not use such Trade Secret Confidential Information shall continue for as long as the information retains its status as a Trade Secret.

                  (2) The term "Confidential Information" means any secret, confidential or proprietary information possessed by the Company or any of its affiliates relating to their business, including, without limitation, Trade Secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, legal advice and communications with the Company's counsel, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personal acquisition plans (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any of its affiliates. Confidential Information may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, executives and independent contractors and the terms and conditions of this Employment Agreement.

         (f) Non-Solicitation of Employees. Executive (i) while employed under this Employment Agreement shall not, either directly or indirectly, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates to terminate his or her employment or other relationship with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his employment), and (ii) during that part of the Restricted Period following Executive's Date of Termination, shall not, either directly or indirectly, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates with whom Executive had contact, knowledge of, or association in the course of Executive's employment with the Company or any of its affiliates as the case may be, during the twelve month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment or other relationship with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his employment).

         (g) Non-Solicitation of Customers. Executive understands and agrees that the relationship between the Company and each of its "Protected Customers" constitutes a valuable asset of the Company and may not be converted to Executive's own use and that any such actions by Executive would constitute a material breach of this Employment Agreement as well as a breach of Executive's duties of loyalty to the Company as a senior executive officer. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person, solicit or attempt to solicit a Protected Customer for the purpose of providing or selling or having a Company Competitor provide Competitive Services to the Protected Customer.

         (h) Non-Competition. During the Term and during the Restricted Period, Executive shall not, without the Company's express prior written consent, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person other than the Company or an affiliate of the Company provide services to, invest in, lend funds to, advise, consult with, represent, be employed by or contract with a Company Competitor where such relationship involves substantial similarity to one or more material aspects of Executive's relationship with Company and where it could reasonably be concluded that such relationship is adverse to the legitimate business interests of the Company or Executive's contractual commitments to and corporate duties of loyalty to the Company (a "Competing Position"). After Executive's Date of Termination, the foregoing restrictions shall apply only to affiliations or relationships with a Company Competitor whose primary business location is in the continental United States. The parties acknowledge that the Company's business extends throughout and beyond the continental United States and that as the Company's Chief Executive Officer, Executive can be deemed to be providing services to the Company and serving the Company throughout this entire geographic area. Nothing in the foregoing covenants shall prevent or limit Executive from owning a passive interest of not more than one percent (1%) of the equity of a Company Competitor if the equity is listed and traded on the New York Stock Exchange or NASDAQ provided that neither such ownership nor any contract or other right gives Executive control of the entity in which Executive owns equity.

         (i) Non-Disparagement. The Executive agrees not to make false, misleading or disparaging statements regarding the Company, its management (including individual executives or managers) or practices, and agrees not to take any action that disrupts or impairs the Company's normal, ongoing business operations, or that harms the Company's reputation with its employees, customers, suppliers, or the public. Executive understands that the foregoing provision does not apply on occasions when Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, or to conduct otherwise protected by the Sarbanes-Oxley Act.

         (j) Reasonable and Continuing Obligations. Executive agrees that Executive's obligations under this Section 7 are obligations which will continue beyond the date Executive's employment terminates and that such obligations are reasonable and necessary to protect the Company's legitimate business interests. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this
Section 7.

         (k) Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 7 would be inadequate and that the Company shall be entitled to seek specific performance of the covenants in this Section 7, including entry of an ex-parte , temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 7, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 7 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

         (l) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Employment Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Employment Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Employment Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

         (m) Reformation. The parties hereunder agree that it is their intention that the provisions of this Section 7 be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform these covenants such that they shall be enforceable to the maximum extent permissible at law.

SECTION 8. MISCELLANEOUS

         (a) Non-Exclusivity of Rights. Nothing in this Employment Agreement shall prevent or limit Executive's continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Executive may qualify, except as specifically provided herein. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company, its subsidiaries or any of its affiliated companies at or subsequent to the Date of Termination (other than severance benefits) shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Employment Agreement.

         (b) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to: Emageon Inc., 1200 Corporate Drive, Suite 400, Birmingham, Alabama 35242. Attention: Corporate Secretary. Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

         (c) No Waiver. No failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

         (d) Alabama Law. This Employment Agreement shall be governed by Alabama law without reference to the choice of law principles thereof.

         (e) Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company. The Company may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Executive's employment under this Employment Agreement. Executive's rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.

         (f) Other Agreements. This Employment Agreement supercedes, replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive's employment relationship with the Company, and this Employment Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.

         (g) Amendment. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

         (h) Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.

         (i)      Disputes; Legal Fees; Indemnification.

                  (1) Disputes - All claims by Executive for compensation and benefits under this Employment Agreement shall be in writing and shall be directed to and be determined by the Board. Any denial by the Board of a claim for benefits under this Employment Agreement shall be provided in writing to Executive within 30 days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Employment Agreement relied upon.

         The Board shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to appeal in writing to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Employment Agreement shall be settled exclusively by arbitration in Birmingham, Alabama, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

                  (2) Legal Fees. If Executive terminates his employment for Good Reason or if the Company involuntarily terminates Executive without Cause, then, in the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Employment Agreement and is successful, in whole or in any significant part, in obtaining or enforcing any such rights or benefits through settlement, mediation, arbitration or otherwise, the Company shall promptly pay Executive's reasonable legal fees and expenses and related costs incurred in enforcing this Employment Agreement including, without limitation, attorneys fees and expenses, experts fees and expenses, investigative fees, and travel expenses. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute under this Employment Agreement.

                  (3) Indemnification. During the Term of this Employment Agreement and after Executive's termination, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company's request, in each case to the maximum extent permitted by law and under the Company's Articles of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Employment Agreement except for changes mandated by law.

         IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written to be effective on the Effective Date.

                                        EMAGEON INC.



                                        By:    /s/ Craig A. Parker
                                               ---------------------------
                                               Name:     Craig A. Parker
                                               Title:    General Counsel


                                        EXECUTIVE



                                        /s/ Charles A. Jett, Jr.
                                        ----------------------------------
                                        CHARLES A. JETT, JR.


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